June 15, 2023 Kurt Wehner Re: Details of Chief Financial Officer Position Dear Kurt, We Work Management LLC (“WeWork”) is pleased to confirm your new position of Chief Financial Officer, which became effective June 1, 2023. You will report directly to our Chief Executive Officer, currently David Tolley. Your new salary, effective June 12, 2023, will be $500,000.00 per year (less applicable taxes and withholdings). You will continue to be eligible to participate in the WeWork Companies LLC Annual Cash Bonus Plan (the “Plan”). You will have an annualized target bonus of 75% for the full calendar year 2023 (for avoidance of doubt, your 2023 bonus will not be prorated based on your previous bonus target). Your annual bonus payout amount will be determined based on the terms and conditions of the then- applicable Plan and relevant Plan attachment(s) (including performance targets, which will be determined by WeWork, and proration in connection with certain events). The performance targets, bonus amount, and payment of your bonus (if any) will be determined in WeWork’s sole and absolute discretion and in accordance with the Plan and relevant Plan attachment(s). As described in the Plan, in order to receive the bonus payment for a particular calendar year, you must be, among other eligibility conditions, employed with WeWork on the date bonuses are paid (without having given or received notice of termination of your employment). Receipt of a bonus with respect to any year, month, or quarter shall not be taken as a guarantee of any future payments under the then-applicable Plan or otherwise. Additionally, you will be eligible for all benefits made available to similarly situated employees, including, but not limited to, medical benefits. All other terms and conditions set forth in your existing offer letter (and the agreements and documents that were attached to it) remain unchanged. To accept this offer, please sign this letter via DocuSign by no later than June 19, 2023. Please contact me if you have any questions. Yours sincerely, Susan Catalano Chief People Officer, on behalf of We Work Management LLC ACKNOWLEDGED & AGREED __________________________ __________________________ Kurt Wehner Date DocuSign Envelope ID: 0BC9D2C4-A653-48D0-9AEB-D718153E639F 6/16/2023